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Exhibit 10.15

CARREKER CORPORATION

SENIOR EXECUTIVE

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is dated as of November 15, 2004, between Carreker Corporation, a Delaware corporation with its principal executive offices at 4055 Valley View Lane, Suite 1000, Dallas, Texas 75244 (the "Company"), and Suzette Massie (the "Executive") who resides at 4517 Voyager Drive, Frisco, Texas 75034.

W I T N E S S E T H:

        WHEREAS, the Executive and the Company desire to define the terms of the employment of the Executive with the Company;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1.
DEFINITIONS.

        In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used herein shall have the following meanings, unless the context or use indicates a different meaning:

          "Cause" means (a) any act by the Executive that is materially adverse to the best interests of the Company and which, if the subject of a criminal proceeding, could result in a criminal conviction for a felony or (b) the failure by the Executive to substantially perform his/her duties hereunder, which duties are within the control of the Executive (other than the failure resulting from the Executive's incapacity due to physical or mental illness), provided, however, that the Executive shall not be deemed to be terminated for Cause under this subsection (b) unless and until (1) after the Executive receives written notice from the Company specifying with reasonable particularity the actions of Executive which constitute a violation of this subsection (b) and (2) within a period of 30 days after receipt of such notice (and during which the violation is within the control of the Executive), Executive fails to reasonably and prospectively cure such violation.

          "Good Reason" means the occurrence of a Triggering Event (as defined below) and (A) without his/her prior concurrence, the Executive is assigned any duties or responsibilities that are inconsistent with his/her position, duties, responsibilities or status at the commencement of the term of this Agreement, or his/her reporting responsibilities or titles in effect at such time are changed, (B) the Executive's total compensation is reduced or any other failure by the Company to comply with Section 4 hereof, (C) any change in any Executive benefit plans or arrangements in effect on the date hereof in which the Executive participates (including without limitation any pension and retirement plan, savings and profit sharing plan, stock ownership or purchase plan, stock option plan, or life, medical or disability insurance plan), which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared to any other executive officer of the Company, or (D) without his/her prior concurrence, the Executive is required to engage in an increased amount of travel on the Company's business.

          "Triggering Date" means the date of a Triggering Event.

          "Triggering Event" means an event of a nature that would be required to be reported by the Company in response to Item 6(d) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, such an event shall be deemed to have occurred if (a) any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, or (b) there are serving as directors two or more persons who were elected as members of the Board of Directors and were not nominated by management or the Board of Directors of the Company to serve on the Board of Directors of the Company, or (c) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 51% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company, excluding for purposes of such calculation shares of the voting securities of the Company owned by a party to such merger or consolidation or affiliates (within the meaning of the Exchange Act) of such party, as the same existed immediately prior to such merger or consolidation, or (d) a liquidation or dissolution of the Company, or (e) a significant reorganization of the Company occurs, such as a spin-off, sale of assets or other restructuring, and as a result the duties and responsibilities of the Executive are materially reduced.

2.
EMPLOYMENT.

        The Company hereby employs the Executive and the Executive hereby accepts employment on the terms and conditions set forth herein.

3.
TERM.

        Subject to the provisions of termination as provided in Section 9 of this Agreement, the term of this Agreement shall commence on the first day of Executive's employment and shall terminate on date three (3) years thereafter, unless sooner terminated as provided for herein (the "Employment Period"). This Agreement shall automatically renew for consecutive one-year periods unless either party terminates this Agreement pursuant to Section 9.1.

4.
SALARY.

        (a)   For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary as established each fiscal year by the Chairman or Board of Directors ("Base Salary"), payable in accordance with the Company's customary payroll practices.

        (b)   The Executive shall be entitled to participate in any employee bonus plan or arrangement made available by the Chairman or Board of Directors in the future to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement ("Targeted Bonus").

        (c)   The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement (collectively referred to as "Benefits") made available by the Company in the future to its executive officers and key management personnel, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Subsection 4(a) and 4(b).

5.
POSITION.

        The Executive's position (including status, offices, titles and reporting requirements), authority, duties an responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time immediately preceding the date of this Agreement and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the date of this Agreement or any office or location less than 35 miles from such location. The precise services of the Executive may be extended or curtailed from time to time at the direction of the Chairman or Board of Directors of the Company.

6.
DUTIES.

        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, and (B) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

7.
DISABILITY.

        If the Executive is unable to perform his/her services by reason of illness or incapacity for a continuous period in excess of six months, unless otherwise required by the provisions of Sections 10 or 25 of this Agreement, compensation otherwise payable by the Company shall cease and any future payments to the Executive shall be subject to the terms and provisions of long-term disability insurance coverage, if any, maintained by the Company. Notwithstanding anything herein to the contrary, the Chairman or Board of Directors of the Company may terminate the Executive's employment with the Company under this Agreement at any time after the Executive shall be absent from his/her employment, for whatever reason, for a continuous period of more than six months, and, except for any obligations of the Company under Sections 10, 24, and 27 of this Agreement, all other obligations of the Company hereunder shall cease upon such termination.

8.
COMPENSATION AFTER DEATH.

        If the Executive dies during the term of his/her employment, the Company shall pay to such person as the Executive shall designate in a notice filed with the Company, or, if no such person shall be designated, to his/her estate as a lump sum death benefit, all earned and unpaid base salary, prorated bonuses (if any) for that portion of the year of his/her death during which he worked, other bonuses (if any) accrued and payable, and accrued benefits, all as of the date of his/her death, in addition to any payments the Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy which may be maintained by the Company, and such payments shall fully discharge the Company's obligations hereunder.

9.
TERMINATION.

        9.1   Termination Prior to the Triggering Date.

          (a)   Upon 30 days' prior written notice to the Executive and prior to the Triggering Date, the Company may terminate the Executive's employment with the Company under this Agreement with or without Cause.

          (b)   Prior to the Triggering Date, the Executive may terminate his/her employment with the Company under this Agreement by giving 30 days' prior written notice of his/her desire to the Chairman or Board of Directors of the Company. The Executive will continue to receive his/her Base Salary and Benefits through the date of termination with no liability on the part of the Company for further payments to the Executive unless Executive terminates his/her employment pursuant to Section 9.1(c)(ii), at which time Sections 9.1(c) and (d) shall apply.

          (c)   In the event that (i) the Company terminates the Executive's employment for any reason other than for Cause and at a time when Executive is not eligible to receive benefits under the Company's Long Term Disability Plan; or (ii) the Executive terminates his/her employment as a result of any of the following reasons: (A) without the Executive's consent the Company materially diminishes the scope of the Executive's duties, assigns to the Executive duties materially inconsistent with his/her designated position, or reduces the Executive's Base Salary or Targeted Bonus to an amount less than previously determined or established by the Chairman or Board of Directors, (B) the Company's or any subsidiary's requiring the Executive to perform services at any location outside the Dallas, Texas metropolitan area, other than reasonable business travel, or (C) the Company breached any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by the Executive; then the Company shall pay the Executive severance payments in an amount equal to the sum of the (x) Executive's annualized Base Salary in effect at the time of such termination, and (y) an amount equal to the bonus to which the Executive would have been entitled, had the Executive not been terminated and the Company's profitability through the fiscal quarter ended immediately prior to the effective date of termination continued at the same rate throughout the applicable bonus period (provided, however, that if the basis for Executive's termination is the reduction in his/her Base Salary, the severance pay shall be based on the Base Salary in effect prior to such reduction). The severance payments shall be made in installments over a period of 12 months. Notwithstanding the foregoing, if the Executive terminates his/her employment pursuant to clause (ii) above, he shall be entitled to the severance payments provided for in this paragraph only if he gives written notice to the Company of his/her termination of employment within 30 days after the occurrence of the event or events specified in clause (ii) on which he bases his/her termination and such notice specifies such event or events.

          (d)   The severance payments provided for in this Section 9.1 shall be in lieu of all severance payments or benefits to which the Executive might otherwise be entitled under Company severance policies from time to time in effect, except for (i) accrued and unpaid Base Salary to the date of termination, and (ii) any bonus or other compensation due with respect to periods completed as of the date of termination. Nothing contained in the foregoing shall be construed so as to affect the Executive's rights or the Company's obligations relating to agreements or benefits that are unrelated to termination of employment.

          (e)   In the event that the Company terminates the Executive's employment for Cause, the Company will have no liability on its part for further payments after the termination date to the Executive.

          (f)    In voting upon such termination described in Subsections 9.1(a) or (b), if the Executive is also a member of the Board of Directors of the Company, then he may not vote on such termination, and the total number of members of the Board of Directors will be reduced by one for purposes of voting on such termination.

        9.2   Termination After the Triggering Date.

          (a)   On or after the Triggering Date and irrespective of whether or not the Executive has given notice of termination of employment pursuant to Section 9.2(c), the Company may terminate the Executive's employment with the Company under this Agreement only for Cause and, subject to the provisions of Sections 24 and 27 hereof, with no liability on its part for further payments to the Executive.

          (b)   On or after the Triggering Date and irrespective of whether or not the Executive has given notice of termination of employment pursuant to Section 9.2(c), if the Executive's employment with the Company is terminated without Cause or if Executive terminates his/her employment with the Company for Good Reason, the Executive will continue to accrue and receive his/her base salary and Benefits through the date of termination and will be entitled to receive the benefits provided for under Section 10 hereof.

          (c)   On or after the Triggering Date, the Executive may, in his/her sole and absolute discretion and without any prior approval by the Board of Directors of the Company, and upon three months' prior written notice to the Company, terminate his/her employment with the Company under this Agreement for any reason whatsoever. If the Executive's employment with the Company under this Agreement is terminated pursuant to this Subsection 9.2(c) and subject in all respects to the provisions of Section 9.2(a) and (b), the Executive will continue to accrue and receive his/her base salary and Benefits through the date of termination and will be entitled to receive the benefits provided for under Section 10 hereof. No termination of the Executive's employment with the Company pursuant to Subsections 9.2(b) or (c) shall in any way terminate the Company's obligations under Sections 24 and 27 of this Agreement.

10.
COMPENSATION AFTER CERTAIN TERMINATIONS.

        If the Executive's employment with the Company is terminated (whether such termination is by the Executive or by the Company) at any time on or within three years after the Triggering Date for any reason other than (a) termination by the Company for Cause, (b) the Executive having reached the age of 65, or (c) the Executive's death, then, within five days after the date of such termination, the Company shall pay the Executive a lump sum amount in cash equal to one times the Executive's annualized includable compensation (within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended) from the Company during the period consisting of the five full taxable years of the Executive ending immediately prior to the year in which the Triggering Date occurred (or such portion of such period during which the Executive was an Executive of the Company). In addition all stock options or restricted stock awarded to the Executive by the Company shall become 100% vested and exercisable, and shall remain exercisable for a period of twelve (12) months after the Executive's date of termination.

11.
TRANSFER OF ASSETS TO IRREVOCABLE TRUST.

        On the Triggering Date or as soon thereafter as the Company knows of the occurrence of a Triggering Event, the Company shall transfer cash to the Irrevocable Trust created by the Irrevocable Trust Agreement, an executed copy of which is attached hereto as Exhibit A, in an amount no less than the total amount which would be payable to the Executive pursuant to Section 10 of this Agreement as if the Executive's employment terminated on the Triggering Date. The Company shall take whatever steps are necessary to maintain the trust established pursuant to the Irrevocable Trust Agreement and shall comply with the terms of the Irrevocable Trust Agreement both before and after the Triggering Date and until the Irrevocable Trust terminates by its own terms.

12.
MITIGATION.

        The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination of Executive's employment with the Company, or otherwise.

13.
NON-COMPETE AND CONFIDENTIAL INFORMATION.

        13.1. Covenant Not to Compete.

          (i)    Compliance with the provisions of this Section 13 is an express condition of the Executive's right to receive payments, vesting, and benefits hereunder. The Executive acknowledges and recognizes the confidential information and records provided by the Company, the benefits provided hereunder, and the professional training and experience he will receive from and the contacts he will be provided by the Company, as well as the highly competitive nature of the Company's business, and in consideration of all of the above, agrees that during the period beginning on the effective date of the Executive's termination of employment with the Company (the "Date of Termination") and ending twelve (12) months thereafter (the "Covered Time"), the Executive will not compete with the business of the Company. For purposes hereof, "competition" shall mean any engaging, directly or indirectly, in the "Covered Business" (as hereinafter defined) in any state of the United States of America or any nation in which the Company is conducting business as of the Date of Termination (the "Covered Area"). For purposes of this Agreement, "Covered Business" shall mean providing any services similar in scope or nature to the services provided by the Executive immediately prior to his or her Date of Termination. For purposes of this Section 13, the phrase "engaging, directly or indirectly" shall mean engaging directly or having an interest, directly or indirectly, as owner, partner, shareholder, agent, representative, employee, officer, director, independent contractor, capital investor, lender, renderer of consultation services or advice or otherwise (other than as the holder of less than 2% of the outstanding stock of a publicly-traded corporation), either alone or in association with others, in the operation of any aspect of any type of business or enterprise engaged in any aspect of the Covered Business.

          (ii)   The Executive agrees that during the term of this Agreement (including any extensions thereof) and for the twenty-four (24) months thereafter, he shall not (i) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants, or representatives of the Company or affiliates of the Company to leave any of such entities; or (ii) directly or indirectly solicit or attempt to solicit any of the employees, agents, consultants or representatives of the Company or affiliates of the Company to become employees, agents, representatives or consultants of any other person or entity.

          (iii)  The Executive understands that the provisions of Sections 13(a)(i) and (ii) may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the restrictions and limitations thereof are reasonable in scope, area, and duration, are reasonably necessary to protect the goodwill and business interests of the Company, and that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. Accordingly, in consideration thereof and in light of the Executive's education, skills and abilities, the Executive agrees that he will not assert that, and it should not be considered that, such provisions are either unreasonable in scope, area, or duration, or will prevent him from earning a living, or otherwise are void, voidable, or unenforceable or should be voided or held unenforceable.

        13.2. Enforcement.

          (i)    The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonable in scope, area, and duration and necessary to protect the reasonable competitive business interests of the Company, including, without limitation, the value of the proprietary information and goodwill of the Company.

          (ii)   The Executive agrees that the covenants and undertakings contained in Section 13 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches any of these covenants or undertakings. Therefore, the Executive agrees that the Company shall be entitled, as a matter of course, without the need to prove irreparable injury, to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by the Executive and such other persons as the court shall order. The Executive agrees to pay costs and legal fees incurred by the Company in obtaining such injunction.

          (iii)  Rights and remedies provided for in this Section 13(b) are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

          (iv)  In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will second, in the greatest geographical area that would not render them unenforceable.

          (v)   In the event of the Executive's breach of this Section 13, in addition to all other rights the Company may have hereunder or in law or in equity, all payments and benefits hereunder shall cease; all options, stock, and other securities granted by the Company, including stock obtained through prior exercise of options, shall be immediately forfeited (whether or not vested), and the original purchase price, if any, shall be returned to the Executive; and all profits received through exercise of options or sale of stock, and all previous payments and benefits made or provided hereunder shall be promptly returned and repaid to the Company.

        13.3. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 13(c) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

14.
ENTIRE AGREEMENT.

        This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, and understandings relating to such subject matter, and may be modified or amended only by an instrument in writing signed by the parties hereto.

15.
LAW TO GOVERN.

        This Agreement is executed and delivered in the State of Texas and shall be governed, construed, and enforced in accordance with the laws of the State of Texas.

16.
ASSIGNMENT.

        This Agreement is personal to the parties, and neither this Agreement nor any interest herein may be assigned (other than by will or by the laws of descent and distribution) without the prior written consent of the parties hereto nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Executive or any of his/her beneficiaries or any other person. Notwithstanding the foregoing, but subject to satisfaction of the Company's obligation to fund the Irrevocable Trust as provided in Section 11, the Company shall be permitted to assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company by merger, consolidation, sale of assets, or otherwise, but only if by written agreement the Company's successor assumes in full all of the Company's obligations under this Agreement. From and after assignment of this Agreement by the Company in accordance with the foregoing provisions, a Triggering Event shall be deemed to have occurred. Failure by the Company to obtain such assumption prior to the effectiveness of such succession shall be a breach of this Agreement and shall entitle the Executive to immediately receive compensation under this Agreement from the Company and from the Company's successor in the same aggregate amount and on the same terms as he would be entitled to hereunder if he had voluntarily terminated his/her employment with the Company for Good Reason after the Triggering Date, and, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Triggering Date.

17.
BINDING AGREEMENT.

        Subject to the provisions of Section 16 of this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and the Executive and their respective representatives, successors, and assigns.

18.
REFERENCES AND GENDER.

        All references to "Sections" and "Subsections" contained herein are, unless specifically indicated otherwise, references to sections and subsections of this Agreement. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

19.
WAIVER.

        No waiver of any right under this Agreement shall be deemed effective unless the same is set forth in writing and signed by the party giving such waiver, and no waiver of any right shall be deemed to be a waiver of any such right in the future.

20.
NOTICES.

        Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and will be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the respective addresses set forth herein, or at such other addresses as may have theretofore been specified by written notice delivered in accordance herewith.

21.
OTHER INSTRUMENTS.

        The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the terms of this Agreement.

22.
HEADINGS.

        The headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

23.
INVALID PROVISION.

        Any clause, sentence, provision, section, subsection, or paragraph of this Agreement held by a court of competent jurisdiction to be invalid, illegal, or ineffective shall not impair, invalidate, or nullify the remainder of this Agreement, but the effect thereof shall be confined to the clause, sentence, provision, section, subsection, or paragraph so held to be invalid, illegal, or ineffective.

24.
RIGHTS UNDER PLANS AND PROGRAMS.

        Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which the Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for the Executive.

25.
MULTIPLE COPIES.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. The terms of this Agreement shall become binding upon each party from and after the time that he or it executed a copy hereof. In like manner, from and after the time that any party executes a consent or other document, such consent or other document shall be binding upon such parties.

26.
WITHHOLDING OF TAXES.

        The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

27.
LEGAL FEES AND EXPENSES.

        The Company shall pay and be responsible for all legal fees and expenses which the Executive may incur as a result of the Company's failure to perform under this Agreement or as a result of the Company or any successor contesting the validity or enforceability of this Agreement.

28.
SET OFF OR COUNTERCLAIM.

        Except with respect to any claim against or debt or other obligation of the Executive properly recorded on the books and records of the Company prior to the Triggering Date, there shall be no right of set off or counterclaim against, or delay in, any payment by the Company to the Executive or his/her beneficiaries provided for in this Agreement in respect of any claim against or debt or other obligation of the Executive, whether arising hereunder or otherwise.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CARREKER CORPORATION
By:	/s/ J. D. Carreker, Jr. J. D. Carreker Chairman of the Board and Chief Executive Officer
/s/ Suzette L. Massey Executive

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  Exhibit 10.15
CARREKER CORPORATION SENIOR EXECUTIVE EMPLOYMENT AGREEMENT